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                                                                    EXHIBIT 16.1



[KPMG LETTERHEAD]



Securities and Exchange Commission                                  July 8, 1999


     Washington, D.C. 20549



Ladies and Gentlemen:



We were previously engaged as principal accountants to audit the consolidated financial statements of InterWorld Corporation and its subsidiaries as of December 31, 1996 and 1995 and for the period from inception (March 28, 1995) through December 31, 1995 and for the year ended December 31, 1996. On July 10, 1997, we resigned. We have read InterWorld Corporation's statements included under the heading "Change in Independent Accountants" in the Company's Registration Statement on Form S-1, dated June 3, 1999, and we agree with such statements.



                                              Very truly yours,



                                              /s/ KPMG LLP



                                              KPMG LLP